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                           [HOOD & STRONG LETTERHEAD]


                                    EXHIBIT 1


Securities and Exchange Commission
Washington, D. C. 20549


Gentlemen:

We have read Item 4 included in the Form 8-K dated March 2, 2001, of Digital Bridge, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,





/S/  HOOD & STRONG LLP

CERTIFIED PUBLIC ACCOUNTANTS


March 2, 2001